Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2021, relating to the financial statements of WeWork Inc. (refers to WeWork Inc. and subsidiaries prior to the closing date of October 20, 2021) in the Registration Statement (Form S-1) and related Prospectus of WeWork Inc. (formerly BowX Acquisition Corp.) for the registration of its common stock.

/s/ Ernst & Young LLP

New York, NY

November 10, 2021